Exhibit 99.1

     Hecla Reports 2005 Year-End Results and Reserves, Looks Forward to 2006

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Feb. 14, 2006--Hecla Mining Company (NYSE:HL) today reported a loss applicable to common shareholders in 2005 of $26 million, or $0.22 per share, largely as a result of exploration and pre-development expenditures totaling $26.2 million. Sales during 2005 were $110.2 million, with gross profit of $14.5 million. This compares to a 2004 loss of $17.7 million, or $0.15 per share, on sales of $130.8 million and gross profit of $37.4 million.
    In addition to the exploration and pre-development expenditures, the 2005 loss reflects the impact of a work slowdown and 18% lower ore grade at the Venezuelan gold operation, a strike during the first half of the year at the Mexican silver operation, increased fuel, steel and cement expenses at most operations and a stronger Venezuelan currency.
    Hecla President and Chief Executive Officer, Phillips S. Baker, Jr., said, "Many of the operational challenges we faced in 2005 have been met and overcome, and we're looking forward to improvements that will positively impact us as we move through 2006. The year has certainly started on the right foot, with a $36 million gain on the sale of investments that will be recorded in the first quarter financial statements." Baker added, "Although we unfortunately did not achieve the operational goals we had set for ourselves at the beginning of 2005, we did make a great deal of progress during the year, especially in the areas of exploration and development." Exploration highlights in 2005 included expanded ore reserves at the Lucky Friday mine, discovery of the Hugh Zone on the San Sebastian property, a bulk tonnage discovery on Block B and the first evidence of high-grade gold from underground assays at the Hollister Development Block project. Major development projects included the 5900 level at the Lucky Friday mine, development of Mina Isidora and completion of a shaft at the La Camorra mine.
    For the fourth quarter of 2005, Hecla reported a loss applicable to common shareholders of $7.4 million, or $0.06 per share, compared to a loss of $4 million, or $0.03 per share in 2004. The increased loss in 2005's fourth quarter was primarily due to higher gold production costs and increased depreciation related to the La Camorra shaft.

    2005 HIGHLIGHTS

        -- 6 million ounces of silver produced at an average total cash cost of $2.96 per ounce

        -- 140,559 ounces of gold produced, the majority of it from Venezuela at an average total cash cost of $337 per ounce

        -- Successful exploration progress at San Sebastian, Lucky Friday, Greens Creek and Hollister Development Block

        -- Development projects included completion of the shaft construction at La Camorra, further progress on Lucky
            Friday expansion and development of Mina Isidora

        --  Resolution of the eight-month strike in Mexico

        --  18% increase in average realized gold price and 10%
            increase in average silver price from 2004 to 2005

        -- 10% increase in proven and probable silver reserves year-on-year

    Hecla's balance sheet as of December 31, 2005, remained healthy, with cash and short-term investments of $47.2 million and long-term debt of $3 million. The balance sheet has improved even more with the sale of shares of Alamos Gold Inc. on January 30, 2006. The sale generated a $36 million gain and netted $57 million in cash proceeds, of which approximately $41 million is already included in the balance of cash and short-term investments as of December 31, 2005. In 2005, Hecla funded $45 million in capital improvements, with approximately $37 million slated for capital expenditures in 2006.
    The company has no silver or gold hedged. With the approval of two shelf registrations during 2005, Hecla has provided itself with the financial flexibility to take timely advantage of development or acquisition opportunities as they arise.

    EXPLORATION

    Hecla spent $26.2 million on exploration and pre-development at its properties in five world-class mining districts during 2005 and expects to conduct a similar-sized exploration and pre-development program in 2006. Baker said, "Exploration is a long-term process, and we are just beginning to see some real results from our programs over the past year. While it normally takes time to move those results onto a tangible reserve table, we have already quantified some increases at the Lucky Friday silver mine."
    As a result of the 2005 exploration and delineation programs, last year's reserve at Lucky Friday approximately doubled. After accounting for mine production during the year, proven and probable silver reserves at the Lucky Friday mine in northern Idaho increased by 8.5 million ounces, to 17.2 million ounces of silver. The increase in reserves at the Lucky Friday mine was made possible by increased data from the development of the 5900 level, not from the rise in metals prices. The Lucky Friday mine has been in operation more than 60 years and has a large identified resource beyond the proven and probable reserves. In 2006, tighter-spaced drilling will be conducted in an effort to upgrade some of that resource into reserve below the new 5900 level and to expand along the strike of the vein. Deeper drilling planned between 6,700 and 7,000 feet below the surface will be aimed at increasing the resource even further. In addition, Hecla staff will begin looking at alternatives for mining at depths below the bottom of the Silver Shaft in the decades to come.
    Baker said, "Many people don't understand the value of the Lucky Friday. Currently, the mine plan stretches into the year 2013. And right now, we have an identified reserve and resource that equals all the silver mined during the past 33 years of production there."
    The reserve table below was calculated on prices much more conservative than current market prices. The prices used for the calculations were $6.20 per ounce of silver, $400 per ounce of gold, $0.30 per pound of lead and $0.44 per pound of zinc.


                        ESTIMATED ORE RESERVES
                      (as of December 31, 2005)
Proven and Probable
----------------------------------------------------------------------
                                           Gold    Silver  Lead  Zinc
 Mine - (Hecla interest in %)    Tons    (oz/ton) (oz/ton) (%)   (%)
----------------------------------------------------------------------
 Lucky Friday Unit, USA       1,288,640        -     13.4   7.7   2.9
 Greens Creek (29.73%), USA   2,223,872     0.12     14.5   3.9  10.2
 La Camorra Unit, Venezuela     592,396     0.75        -     -     -

----------------------------------------------------------------------
                                 Gold      Silver      Lead     Zinc
 Mine - (Hecla interest in %)  (ounces)   (ounces)    (tons)   (tons)
----------------------------------------------------------------------
 Lucky Friday Unit, USA               -  17,209,268   98,724   37,669
 Greens Creek (29.73%), USA     256,959  32,150,190   86,465  227,807
 La Camorra Unit, Venezuela     441,392           -        -        -
                                -------  ----------   ------  --------
                          TOTAL 698,351  49,359,458  185,189  265,476
------------------------------- --------------------------------------
 Mineralized Material (1)
----------------------------------------------------------------------
                                            Gold   Silver  Lead  Zinc
  Mine - (Hecla interest in %)    Tons    (oz/ton) (oz/ton) (%)  (%)
----------------------------------------------------------------------
  La Camorra Unit (2)            621,760     0.41       -     -     -
  Lucky Friday Unit (3)        4,800,510        -     8.6   5.0   2.9
----------------------------------------------------------------------

(1) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.
(2) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery (90%) and Isidora Indicated material at an 8.0 gpt cutoff, factored and diluted for mining.
(3) In situ Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.


Other Resources(1)
------------------
                                            Gold    Silver  Lead Zinc
  Mine - (Hecla interest in %)   Tons     (oz/ton) (oz/ton)  (%)  (%)
----------------------------------------------------------------------
  San Sebastian Hugh Zone (2)    478,837     0.02      8.6  5.4   6.7
  Lucky Friday Unit (3)        3,454,690        -      9.0  5.5   3.0
  Greens Creek (29.73%) (4)      654,214     0.14     14.5  4.1  11.2
  La Camorra Unit (5)            446,965     0.48        -    -     -
  Noche Buena (6)             21,483,352     0.02        -    -     -
----------------------------------------------------------------------

(1) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.
(2) Inferred resources, Hugh Zone (Deep Francine).
(3) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.
(4) Inferred resources, East, West, SW, NWW, 9A and 200S orebodies, factored for dilution and mining recovery.
(5) Inferred resources, diluted and factored for mining recovery. Isidora material at an 8.0 gpt cutoff.
(6) Indicated and Inferred resources inside dipper pit.


    In 2006, Hecla plans exploration and pre-development expenditures of approximately $12 million in the United States, $4.5 million in Mexico, and $4.5 million in Venezuela, with potential for another $4 million in Mexico if a decision is made to pursue underground exploration on San Sebastian's Hugh Zone.
    Exploration drilling in 2005 on the Hugh Zone, located on Hecla's 200-square-mile San Sebastian property in central Mexico, has identified a large silver-polymetallic resource, which appears to be a deeper extension of the Francine vein that Hecla finished mining at the end of last year. The Hugh Zone mineralization remains open to the northwest and at depth to the southwest. It is possible that it is the same type of intermediate sulfidation epithermal system as some of the longest-lived Mexican silver mines. Surface drilling will continue in 2006, and a decision to initiate an underground exploration and feasibility program could be made before the end of the year. Baker said, "There is increasing optimism that the Hugh Zone could be our next mine in Mexico. It could be that what we've mined previously at San Sebastian was just the upper expression of this deeper, possibly very large deposit."
    During the fourth quarter of 2005, a decision was made to sell the Noche Buena gold exploration property in northern Mexico. A letter of agreement has been signed for the sale of the property, subject to customary conditions of closing.
    The first underground drilling at the Hollister Development Block gold exploration project in northern Nevada is expected to begin this month. The fourth quarter of 2005 brought the good news at Hollister that the decline ramp had intersected vein material and returned high-grade gold assays, and Hecla expects to complete a feasibility study in early 2007 on whether the deposit will be economic to mine.
    The West Gallagher Zone at the Greens Creek mine in Alaska now has in excess of 90 exploration holes drilled into it, and continues to return good visually mineralized results. In addition to extensive drilling, an exploration drift was driven into the West Gallagher Zone from the mine's current workings in order to further define the deposit. Greens Creek already has more than eight years of proven and probable reserves identified, and this new underground deposit strengthens its potential for years of valuable production.
    In Venezuela, proven and probable ore reserves decreased as the La Camorra mine deposit exhibits lower ore grades. No significant results were returned from drilling on the La Camorra veins during 2005. However, there has been some promising, early stage exploration conducted on the properties surrounding the mine in the El Dorado gold district, and drilling will commence there as the appropriate permits are granted. Meanwhile, to the north on Hecla's Block B property in the El Callao gold district, exploration results included further definition of the Twin/Conductora Shear system. The property, which is a lower-grade, higher-tonnage type of bulk deposit than the La Camorra and Isidora deposits, is still in the early stages of exploration but is showing signs of potential.

    OPERATIONS

    In 2005, Hecla produced 6 million ounces of silver at an average total cash cost of $2.96 per ounce and 140,559 ounces of gold, primarily from Venezuela at an average total cash cost of $337 per ounce. Costs at all operations were impacted by significant increases in supply and labor expenses during 2005. In 2006, Hecla anticipates production of approximately 6 million ounces of silver, keeping cash costs below $3.00 per ounce. Silver production could be slightly lower in order to maximize the benefit from high base metals prices. The company expects to produce about 150,000 ounces of gold and reduce the average total cash cost per ounce to below $300 per ounce. Currency fluctuation in Venezuela could increase or decrease this estimate.
    The Lucky Friday Unit produced 2.4 million ounces of silver during 2005, at an average total cash cost of $5.27 per ounce, compared to 2 million ounces of silver in 2004, at an average total cash cost of $5.12 per ounce. Costs at the Lucky Friday are anticipated to decrease significantly by the second half of 2006, as the new 5900 level comes on line and haulage distances are decreased. For the full year 2006, average total cash costs are expected to be less than $4.50 per ounce of silver, with anticipated production of more than 3 million ounces of silver, ramping up to 4 million ounces of silver in 2007. During the fourth quarter of 2005, production costs were impacted by increased haulage distances on the 4900 level, as well as downtime at the mill while startup of newly installed mill components took place. As the mill comes fully on line and production increases from the 5900 level during the first half of 2006, these cost pressures are expected to be alleviated. Additions to the mill included a third-stage crushing system, increased flotation capacity and a new flash cell, new column cells and tailings thickeners. During 2005, Lucky Friday miners drove the new 5900 level drift another 2,000 feet, drove an additional 2,200 feet of initial drift laterally along the vein and developed multiple headings for future mining on the 5900 level.
    The Greens Creek Unit in Alaska produced a total of 2.9 million ounces of silver and 21,631 ounces of by-product gold for Hecla's account in 2005, at the low average total cash cost of $1.46 per ounce of silver. This compares to 2.9 million ounces of silver and 25,624 ounces of gold produced in 2004 at an average total cash cost per ounce of silver of $1.13. In addition to impacts from higher diesel, steel, cement and labor costs, work in the fourth quarter continued on rehabilitating the main haulage drifts at Greens Creek. Impacts on production and costs from the rehabilitation should lessen by the second quarter of 2006. Production at Greens Creek in 2006 is estimated to be approximately the same as 2005, with a potential for even lower cash costs per ounce when rehabilitation work concludes.
    The San Sebastian Unit in central Mexico produced 717,860 ounces of silver and 17,160 ounces of by-product gold in 2005, at an average total cash cost of $2.27 per ounce of silver. The challenges faced, and overcome, at San Sebastian in 2005 were the conclusion of an eight-month strike by mill employees and the mine-out of the veins and closure of the facility, all of which were accomplished in an orderly fashion. The strike was ended with a satisfactory labor agreement that will not inhibit Hecla's ability to work in the area in the future. San Sebastian's life-of-mine production over four years was 11.2 million ounces of silver and 155,937 ounces of gold. The mill and mine are now on care-and-maintenance while Hecla continues exploration activities on the property, focusing first on the prospective Hugh Zone.
    The La Camorra Unit in Venezuela produced 101,474 ounces of gold at an average total cash cost of $337 per ounce, compared to 130,437 ounces of gold in 2004 at an average total cash cost per ounce of $180. Costs were impacted by an 18% lower gold grade during the year, from an average grade of 0.684 ounce of gold per ton in 2004 to 0.558 ounce of gold per ton in 2005. Other factors contributing to increased costs included lower tonnage, labor, inflation and Venezuelan currency issues. Baker said, "Even with all these challenges, the La Camorra Unit still provided us with operating cash flow. In addition, we see excellent potential for further discovery on our Block B property." In 2006, cost reductions are anticipated as full capacity is reached at Mina Isidora by the middle of the year, where the average gold ore grade is higher, at 0.8 ounce per ton. Hecla's Venezuelan operations are expected to produce approximately 125,000 ounces of gold in 2006, at an average total cash cost of less than $300 per ounce. Progress on the Mina Isidora development included completion of the rehabilitation of a historic incline shaft that serves as secondary access to the mine and has already allowed some production of high-grade gold. The main mine access ramp development continued on schedule, and some ore was extracted from this access during the fourth quarter. In addition, a major shaft construction project at the La Camorra mine was completed in 2005, in order to control costs by cutting down haulage time and to provide adequate ventilation. Declining ore reserves at a lower ore grade are expected to have an impact on decisions for long-term plans at the La Camorra mine.

    OTHER

    Other notable events for Hecla in 2005 included the receipt of the Nevada Governor's Award for Excellence in Mine Reclamation for work accomplished at the reclaimed Rosebud mine, the election of President and CEO Phil Baker as President of the Silver Institute, a silver mining industry association, and the addition of former Washington State Congressman George Nethercutt to Hecla's Board of Directors.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "other resources," and "mineralized material" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.



                         HECLA MINING COMPANY
        (dollars in thousands, except per share, per ounce and
                    per pound amounts - unaudited)


                         Fourth Quarter Ended        Year Ended
                       ------------------------- ---------------------
                         Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                           2005        2004        2005        2004
HIGHLIGHTS              ----------  ----------  ----------  ----------
FINANCIAL DATA
Sales:
Silver operations (1)   $   18,876  $ 17,593  $    71,152  $   82,942
Gold operations             11,168    11,153       39,009      47,884
                        ----------  ----------  ----------  ----------
  Total sales           $   30,044  $ 28,746  $   110,161  $  130,826

Gross Profit (Loss):
Silver operations (1)   $    3,932  $  4,804  $    12,552  $   24,875
Gold operations             (1,001)    2,218        1,955      12,531
                        ----------  ----------  ----------  ----------
  Total gross profit    $    2,931  $  7,022  $    14,507  $   37,406

Net loss                $   (7,226) $ (3,770) $   (25,360) $   (6,134)
Loss applicable to
 common shareholders    $   (7,364) $ (3,908) $   (25,912) $  (17,736)
Basic loss per common
 share                  $    (0.06) $  (0.03) $     (0.22) $    (0.15)
Cash flow provided by
 (used in) operating
  activities            $    4,019  $ (3,948) $    (5,913) $   13,334

PRODUCTION SUMMARY -
 TOTALS

Silver - Ounces          1,307,698 1,310,178    6,013,929   6,960,580
Gold - Ounces               41,899    35,736      140,559     189,860
Lead - Tons                  4,362     4,770       21,075      19,558
Zinc  - Tons                 5,296     6,776       23,289      25,644
Average cost per ounce
 of silver produced
 (1):
  Cash operating costs
   ($/oz.)                    1.69      2.79         2.83        1.87
  Total cash costs
   ($/oz.) (2)                1.84      2.92         2.96        2.02
  Total production
   costs ($/oz.)              4.22      4.34         4.85        3.57
Average cost per ounce
 of gold produced (3):
  Cash operating costs
   ($/oz.)                     356       229          330         176
  Total cash costs
   ($/oz.) (2)                 363       237          337         180
  Total production
   costs ($/oz.)               519       318          437         271

AVERAGE METAL PRICES

Silver - London Fix
 ($/oz.)                      8.05      7.23         7.31        6.66
Gold - Realized ($/oz.)        508       397          446         379
Gold - London Final
 ($/oz.)                       486       434          445         409
Lead - LME Cash
 (cents/pound)                47.6      43.5         44.3        40.2
Zinc - LME Cash
 (cents/pound)                74.4      50.5         62.7        47.5


(1) Includes gold produced at silver properties, which is treated as a by-product credit and included in the calculation of silver costs per ounce.
(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales, other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.
(3) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.
(4) At December 31, 2005, we had no outstanding forward sales contracts, commodity put and call options contracts or other hedging positions.




                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
      (dollars and shares in thousands, except per share amounts
                             - unaudited)

                             Fourth Quarter Ended     Year Ended
                             --------------------  -------------------
                              Dec. 31,  Dec. 31,   Dec. 31,  Dec. 31,
                               2005      2004        2005      2004
                             --------- ----------  --------- ---------
Sales of products            $ 30,044  $ 28,746    $110,161  $130,826
                             --------- ----------  --------- ---------
Cost of sales and other
 direct production costs       19,933    17,911      75,192    71,868
Depreciation, depletion and
 amortization                   7,180     3,813      20,462    21,552
                             --------- ----------  --------- ---------
                               27,113    21,724      95,654    93,420
                             --------- ----------  --------- ---------
Gross profit                    2,931     7,022      14,507    37,406
                             --------- ----------  --------- ---------
Other operating expenses:
  General and administrative    2,553     2,562      10,134     8,731
  Exploration                   4,321     4,520      16,777    15,995
  Pre-development expenses      2,652     2,679       9,420     4,227
  Depreciation and
   amortization                   185        95         621       326
  Other operating expense         400         6       2,281     1,723
  Provision for closed
   operations and environmental
   matters                        101     1,200       1,618    11,170
                             --------- ----------  --------- ---------
                               10,212    11,062      40,851    42,172
                             --------- ----------  --------- ---------
Loss from operations           (7,281)   (4,040)    (26,344)   (4,766)
                             --------- ----------  --------- ---------
Other income (expense):
  Interest and other income       241       711       1,869     1,923
  Interest expense               (186)      (43)       (225)     (500)
                             --------- ----------  --------- ---------
                                   55       668       1,644     1,423
                             --------- ----------  --------- ---------
Loss from operations before
 income taxes                  (7,226)   (3,372)    (24,700)   (3,343)
  Income tax provision            - -      (398)       (660)   (2,791)
                             --------- ----------  --------- ---------

Net loss                       (7,226)   (3,770)    (25,360)   (6,134)
Preferred stock dividends (1)    (138)     (138)       (552)  (11,602)
                             --------- ----------  --------- ---------
Loss applicable to common
 shareholders                $ (7,364) $ (3,908)   $(25,912) $(17,736)
                             ========= ==========  ========= =========
Basic and diluted loss per
 common share after preferred
 stock dividends(2)          $  (0.06) $  (0.03)   $  (0.22) $  (0.15)
                             ========= ==========  ========= =========
Basic weighted average number
 of common shares
 outstanding                  118,574   118,326     118,458   118,048
                             ========= ==========  ========= =========

(1) During the first quarter of 2004, the company recorded a noncash dividend of approximately $10.9 million related to exchanges of preferred stock for common stock and is included in preferred stock dividends for the year ended December 31, 2004.
(2) For the fourth quarter and year ended December 31, 2005, 4,060,582 restricted stock units and various outstanding stock options to purchase shares of common stock, respectively, were antidilutive and not included in the calculation of losses per common share. For the fourth quarter and year ended December 31, 2004, 3,154,384 restricted stock units and various outstanding stock options, respectively, were antidilutive and not included in the calculation of losses per common share.




                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                  Dec. 31,   Dec. 31,
                                                    2005       2004
                                                 ----------- ---------
ASSETS
Current assets:
  Cash and cash equivalents                      $   6,308  $  34,460
  Short-term investments and securities
   held for sale                                    40,862     46,328
  Accounts and notes receivable                     17,595     21,936
  Inventories                                       25,466     20,250
  Other current assets                               3,546      5,607
                                                 ----------- ---------
    Total current assets                            93,777    128,581
Investments                                          2,233      1,657
Restricted cash and investments                     20,340     19,789
Properties, plants and equipment, net              137,932    114,515
Other noncurrent assets                             17,884     14,906
                                                 ----------- ---------
Total assets                                     $ 272,166  $ 279,448
                                                 =========== =========

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses          $  16,684  $  15,904
  Dividends payable                                    138        138
  Accrued payroll and related benefits              10,452      9,405
  Accrued taxes                                      2,529      2,379
  Current portion of accrued reclamation and
   closure costs                                     6,328      9,237
                                                 ----------- ---------
    Total current liabilities                       36,131     37,063
Long-term debt                                       3,000        - -
Accrued reclamation and closure costs               62,914     65,176
Other noncurrent liabilities                         8,791      7,882
                                                 ----------- ---------
Total liabilities                                  110,836    110,121
                                                 ----------- ---------

SHAREHOLDERS' EQUITY

Preferred stock                                         39         39
Common stock                                        29,651     29,588
Capital surplus                                    508,104    506,630
Accumulated deficit                               (396,092)  (367,832)
Accumulated other comprehensive income              19,746      1,020
Treasury stock                                        (118)      (118)
                                                 ----------- ---------
Total shareholders' equity                         161,330    169,327
                                                 ----------- ---------
Total liabilities and shareholders' equity       $ 272,166  $ 279,448
                                                 =========== =========
Common shares outstanding at end of year           118,602    118,351
                                                 =========== =========




                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                       Year Ended
                                                ----------------------
                                                  Dec. 31,   Dec. 31,
                                                    2005       2004
OPERATING ACTIVITIES                            ----------- ----------

Net loss                                          $(25,360) $  (6,134)
Noncash elements included in net loss:
  Depreciation, depletion and amortization          21,083     21,878
  (Gain) loss on disposition of properties,
   plants and equipment                                984       (222)
  Gain on sale of royalty interests                   (550)       - -
  Provision for reclamation and closure costs          923     10,086
  Deferred incomes taxes                               - -      2,323
  Stock compensation                                 1,268        495
Change in assets and liabilities:
  Accounts and notes receivable                      4,341     (5,618)
  Inventories                                       (5,216)    (3,314)
  Other current and noncurrent assets                 (362)    (3,163)
  Accounts payable and accrued expenses              1,543      1,690
  Accrued payroll and related benefits               1,055      1,859
  Accrued taxes                                        150       (814)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                           (5,772)    (5,732)
                                                ----------- ----------
Net cash provided by (used in) operating
 activities                                         (5,913)    13,334
                                                ----------- ----------

INVESTING ACTIVITIES

Additions to properties, plants and equipment (44,918) (41,371) Proceeds from disposition of properties, plants
 and equipment                                          58        352
Purchase of short-term investments                 (68,694)  (118,159)
Maturities of short-term investments                92,128    123,104
Increase in restricted investments                    (551)   (13,433)
Other, net                                             - -         (2)
                                                ----------- ----------
Net cash used in investing activities              (21,977)   (49,509)
                                                ----------- ----------

FINANCING ACTIVITIES

Common stock issued under stock option plans           262      1,646
Dividends paid to preferred shareholders            (2,900)       - -
Other financing activities                            (624)       - -
Borrowings on debt                                   4,000      2,430
Repayment on debt                                   (1,000)    (7,103)
                                                ----------- ----------
Net cash used in financing activities                 (262)    (3,027)
                                                ----------- ----------
Net decrease in cash and cash equivalents          (28,152)   (39,202)
Cash and cash equivalents at beginning of year      34,460     73,662
                                                ----------- ----------
Cash and cash equivalents at end of year          $  6,308  $  34,460
                                                =========== ==========




                         HECLA MINING COMPANY
                            Production Data
   (dollars in thousands, except per ounce, and per ton - unaudited)

                          Fourth Quarter Ended       Year Ended
                          -------------------- -----------------------
                           Dec. 31,   Dec. 31,    Dec. 31,   Dec. 31,
                             2005      2004        2005        2004
                          ---------  --------- ----------- -----------
LA CAMORRA UNIT

Tons of ore processed        50,064    51,638     191,900     199,453
Days of operation                84        83         315         334
Mining cost per ton        $  93.21  $  55.81  $    71.61  $    44.79
Milling cost per ton       $  18.02  $  13.39  $    14.14  $    13.12
Ore grade crushed - Gold
 (oz./ton)                    0.637     0.646       0.558       0.684
Gold produced (oz.)          30,418    28,015     101,474     130,437
Average cost per ounce of
 gold produced:
  Cash operating costs     $    356  $    229  $      330  $      176
  Total cash costs (1)     $    363  $    237  $      337  $      180
  Total production costs   $    519  $    318  $      437  $      271
Capital additions          $  5,468  $  7,136  $   28,817  $   31,596


SAN SEBASTIAN UNIT (2)

Tons of ore processed        20,887       - -      71,671     128,711
Days of operation                42       - -         148         256
Mining cost per ton        $   7.42       - -  $    17.67  $    47.08
Milling cost per ton       $  22.76       - -  $    26.68  $    38.65
Ore grade milled - Silver
 (oz./ton)                     8.63       - -       11.40       17.94
Ore grade milled - Gold
 (oz./ton)                    0.310       - -       0.273       0.287
Silver produced (oz.)       181,514       - -     717,860   2,042,173
Gold produced (oz.)           6,387       - -      17,160      33,563
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $  (1.01)      - -  $     1.85  $    (0.10)
  Total cash costs (1)     $  (0.42)      - -  $     2.27  $     0.21
  Total production costs   $   4.11       - -  $     6.14  $     2.11
Capital additions          $      4       - -  $      229  $      975


GREENS CREEK UNIT
 (Reflects Hecla's 29.73%
 share)

Tons of ore milled           49,358    62,020     213,354     239,456
Days of operation                92        92         365         366
Mining cost per ton        $  38.10  $  29.17  $    33.65  $    28.07
Milling cost per ton       $  25.53  $  18.53  $    22.67  $    17.84
Ore grade milled - Silver
 (oz./ton)                    17.92     15.56       18.17       16.65
Silver produced (oz.)       660,760   704,157   2,873,532   2,886,264
Gold produced (oz.)           5,036     5,949      21,631      25,624
Lead produced (tons)          1,485     1,858       6,515       7,384
Zinc produced (tons)          4,514     5,965      19,209      22,649
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $  (0.76) $   1.17  $     1.30  $     0.98
  Total cash costs (1)     $  (0.66) $   1.39  $     1.46  $     1.13
  Total production costs   $   2.18  $   3.35  $     4.02  $     3.47
Capital additions          $  2,314  $    775  $    4,964  $    3,754

LUCKY FRIDAY UNIT

Tons of ore milled (4)       50,517    44,696     214,158     166,866
Days of operation                92        92         365         366
Mining cost per ton        $  53.36  $  58.08  $    58.86  $    55.60
Milling cost per ton       $   9.82  $   8.50  $     8.50  $     7.80
Ore grade milled - Silver
 (oz./ton)                    10.08     12.55       12.20       13.11
Silver produced (oz.) (4)   465,424   519,686   2,422,537   2,032,143
Lead produced (tons)          2,877     2,912      14,560      12,174
Zinc produced (tons)            782       811       4,080       2,995
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $   6.80  $   5.53  $     5.26  $     5.12
  Total cash costs (1)     $   6.83  $   5.51  $     5.27  $     5.12
  Total production costs   $   7.55  $   5.59  $     5.56  $     5.17
Capital additions          $  5,236  $  1,675  $   10,243  $    5,060


(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.
(2) The mill that processes San Sebastian ore was closed due to a strike by mill workers during virtually all of the fourth quarter 2004 and for most of the first half of 2005, ending in June 2005, making fourth quarter 2004 production statistics not meaningful. During the fourth quarter of 2005, the mine reached the end of its known mine life and has been placed on care-and-maintenance status while exploration activities continue.
(3) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.
(4) Production results include approximately 6,000 tons and 53,000 ounces of silver, respectively, for the fourth quarter of 2005, and approximately 35,000 tons and 338,000 ounces of silver, respectively, for the year ended December 31, 2005, that was mined from the 5900 level development project.





                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                               Three Months Ended     Year Ended
                               ------------------  -------------------
                               Dec. 31, Dec. 31,    Dec. 31,  Dec. 31,
                                 2005     2004        2005      2004
GOLD OPERATIONS                -------- ---------  --------- ---------

Total cash costs                $10,533  $  6,174  $ 32,648  $ 22,617
Divided by gold ounces produced      29        26        97       126
                               -------- ---------  --------- ---------
   Total cash cost per ounce
    produced                    $   363  $    237  $    337  $    180
                               ======== =========  ========= =========
Reconciliation to GAAP (2):
   Total cash costs             $10,533  $  6,174  $ 32,648  $ 22,617
   Depreciation, depletion and
    amortization                  4,495     2,140     9,622    11,439
   Treatment & freight costs     (1,006)     (518)   (2,612)   (1,980)
   By-product credits               591       746     1,914     1,892
   Change in product inventory   (2,531)      432    (4,605)    1,383
   Reclamation, severance and
    other costs                      87       (39)       87         2
                               -------- ---------  --------- ---------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $12,169  $  8,935  $ 37,054  $ 35,353
                               ======== =========  ========= =========


SILVER OPERATIONS

Total cash costs                $ 2,304  $  3,829  $ 16,807  $ 14,078
Divided by silver ounces
 produced                         1,255     1,310     5,677     6,960
                               -------- ---------  --------- ---------
   Total cash cost per ounce
    produced                    $  1.84  $   2.92  $   2.96  $   2.02
                               ======== =========  ========= =========
Reconciliation to GAAP:
   Total cash costs             $ 2,304  $  3,829  $ 16,807  $ 14,078
   Depreciation, depletion and
    amortization                  2,685     1,673    10,840    10,113
   Treatment & freight costs     (4,228)   (5,804)  (22,424)  (22,964)
   By-product credits            14,150    11,632    50,899    54,260
   Change in product inventory   (1,454)      851      (939)    1,395
   Strike-related costs             - -       777     1,341       777
   Care and maintenance-related
    costs                           681       - -       681       - -
   Reclamation, severance and
    other costs                     806      (169)    1,395       408
                               -------- ---------  --------- ---------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $14,944  $ 12,789  $ 58,600  $ 58,067
                               ======== =========  ========= =========

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)

Total cash costs                $  (433)   $  977  $  4,190  $  3,257
Divided by silver ounces
 produced                           661       704     2,874     2,886
                               -------- ---------  --------- ---------
   Total cash cost per ounce
    produced                    $ (0.66)   $ 1.39  $   1.46  $   1.13
                               ======== =========  ========= =========
Reconciliation to GAAP:
   Total cash costs             $  (433)   $  977  $  4,190  $  3,257
   Depreciation, depletion and
    amortization                  1,713     1,413     7,067     6,594
   Treatment & freight costs     (2,708)   (4,066)  (15,090)  (15,218)
   By-product credits             8,163     7,915    30,200    29,486
   Change in product inventory   (2,605)     (263)     (330)     (231)
   Reclamation, severance and
    other costs                     163       (79)      286       158
                               -------- ---------  --------- ---------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $ 4,293  $  5,897  $ 26,323  $ 24,046
                               ======== =========  ========= =========

SAN SEBASTIAN UNIT

Total cash costs                $   (77) $    (11) $  1,631  $    421
Divided by silver ounces
 produced                           182        86       718     2,042
                               -------- ---------  --------- ---------
   Total cash cost per ounce
    produced                    $ (0.42) $  (0.13) $   2.27  $   0.21
                               ======== =========  ========= =========
Reconciliation to GAAP:
   Total cash costs             $   (77) $    (11) $  1,631  $    421
   Depreciation, depletion and
    amortization                    680       426     3,180     3,659
   Treatment & freight costs        (65)      (32)     (328)   (1,069)
   By-product credits             3,017       720     7,737    13,493
   Change in product inventory      601     1,120      (614)    1,476
   Strike-related costs (3)         - -       777     1,341       777
   Care and maintenance-related
    costs                           681       - -       681       - -
   Reclamation, severance and
    other costs                     638       (44)    1,096       224
                               -------- ---------  --------- ---------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)     $ 5,475  $  2,956  $ 14,724  $ 18,981
                               ======== =========  ========= =========

LUCKY FRIDAY UNIT

Total cash costs                $ 2,814  $  2,863  $ 10,986  $ 10,400
Divided by silver ounces
 produced (4)                       412       520     2,085     2,032
                               -------- ---------  --------- ---------
   Total cash cost per ounce
    produced                    $  6.83  $   5.51  $   5.27  $   5.12
                               ======== =========  ========  ========
Reconciliation to GAAP:
   Total cash costs             $ 2,814  $  2,863  $ 10,986  $ 10,400
   Depreciation, depletion and
    amortization                    292      (166)      593      (140)
   Treatment & freight costs     (1,453)   (1,706)   (7,006)   (6,677)
   By-product credits             2,970     2,997    12,962    11,281
   Change in product inventory      550        (6)        5       150
   Reclamation, severance and
    other costs                       3       (46)       13        26
                               -------- ---------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
     amortization (GAAP)        $ 5,176   $ 3,936  $ 17,553  $ 15,040
                               ======== =========  ========  ========

RECONCILIATION TO GAAP, ALL
 OPERATIONS


Total cash costs                $12,837   $10,003  $ 49,455  $ 36,695
Depreciation, depletion and
 amortization                     7,180     3,813    20,462    21,552
Treatment & freight costs        (5,234)   (6,322)  (25,036)  (24,944)
By-product credits               14,741    12,378    52,813    56,152
Strike-related costs                - -       777     1,341       777
Care and maintenance-related
 costs                              681       - -       681       - -
Change in product inventory      (3,985)    1,283    (5,544)    2,778
Reclamation, severance and other
 costs                              893      (208)    1,482       410
                               -------- ---------  --------  --------
Costs of sales and other direct
 production costs and
 depreciation, depletion and
 amortization (GAAP)            $27,113   $21,724  $ 95,654  $ 93,420
                               ======== =========  ========  ========


(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.
(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions is treated as a by-product credit and included in the calculation of gold costs per ounce.
(3) During virtually all of the fourth quarter 2004 and for most of the second half of 2005, the mill that processes ore from San Sebastian was closed due to a strike by mill employees. During the years ended December 31, 2004 and 2005, these strike-related costs of sales and other direct production costs of $0.8 million and $1.3 million, respectively, were not included in the determination of total cash costs for silver operations.
(4) Ounces mined from the 5900 level development project at Lucky Friday are not included in the determination of total cash costs. During the fourth quarter and year ended December 31, 2005, approximately 53,000 ounces and 338,000 ounces, respectively, of silver were excluded from the calculation, as the revenue associated with these ounces was offset against capital costs incurred with the project.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100